Exhibit 4.10

House Rental Contract

Lessor (hereinafter referred to as Party A): Beijing BAIC Zhongyun Automobile Trading Co., Ltd.

Address: 2nd Floor, Building 1, No. 208, Lize Zhongyuan Second District, Wangjing, Chaoyang District, Beijing

Legal Representative: Yi Xiao Position: Chairman Tel: [*****]

Lessee (hereinafter referred to as Party B): Beijing REIT Technology Development Co., Ltd.

Address: Room 1611, Building 1, No. 208, Lize Zhongyuan Second District, Wangjing Emerging Industry Zone, Chaoyang District, Beijing

Legal Representative: Degang Hou Position: Manager Tel:[*****]

Pursuant to the provisions of relevant laws and regulations such as the Civil Code of the People’s Republic of China and the Urban Real Estate Administration Law of the People’s Republic of China, in order to clarify the rights and obligations of both parties, and in the spirit of equality, mutual benefit, friendliness, and voluntariness, the two parties have reached a consensus on the matter of Party B leasing Party A’s property and hereby sign this contract.

Article 1 Basic Information of the Property

1.1 The leased property is located at: Room 1611, Block A, Zhongyun Building, No. 208, Lize Zhongyuan Second District, Wangjing, Chaoyang District, Beijing.

1.2 The leased area (construction area) is 42.42 square meters. Both parties agree that the construction area jointly verified above shall be used as the basis for paying various fees. Unless otherwise specified, the area and area-related measurement units mentioned in various components of this contract refer to the construction area.

1.3 The existing decoration, facilities, and equipment of the leased property are detailed in the attachment to this contract. This attachment serves as the basis for Party A to deliver the property to Party B for use in accordance with the provisions of this contract and for Party B to return the leased property upon expiration of this lease contract.

1.4 Both parties agree that the lessor shall deliver the property to the lessee in the condition it was in when delivered to the lessee.

Article 2 Purpose of Lease

2.1 Party B commits to leasing the property for:

A. Office use

B. Commercial operations (specific commercial use must be stated)

C. Other uses (specific use must be stated)

D. Other purposes (specific purpose must be stated)

2.2 Without Party A’s written consent and approval from relevant departments, Party B shall not use the property for any other purposes. Otherwise, Party A has the right to require Party B to restore the original planned use of the property within a reasonable period. If Party B refuses to comply, Party A has the right to terminate the contract and require Party B to pay a penalty equal to the amount of the performance bond.

2.3 During the lease term, if Party B uses the leased property for illegal business or illegal activities, Party A has the right to take legal measures to stop such business activities and immediately terminate this contract. Party B shall also pay a penalty to Party A equal to the amount of the performance bond. If the penalty paid by Party B is insufficient to cover Party A’s losses, Party B shall compensate for the difference between the losses and the penalty.

Article 3 Lease Term

3.1 The lease term shall not exceed 5 years.

3.2 The lease term of this contract is 1 year, from January 10, 2024, to January 9, 2025. It includes a rent-free renovation period of 0 months (starting from __ to __). During this rent-free period, Party B does not need to pay rent to Party A, but shall fully bear the property management fees, water, electricity, gas, communication fees, and other related expenses in accordance with the provisions of this contract.

3.3 The rent-free period shall not be extended for any reason. During the lease term, if this contract cannot be continued due to Party B’s reasons or due to Party B’s breach of contract leading to Party A unilaterally terminating this contract, Party B shall not enjoy the rent-free period. Party B shall pay Party A the full rent for the rent-free period that has occurred, calculated based on the rent standard stipulated in this contract, within three working days from the date of early termination or expiration of this contract. The property management fees paid by Party B during the rent-free period shall not be paid again.

3.4 Upon expiration of the lease term stipulated in this contract, Party B shall have the priority to lease the property under the same conditions, provided that Party B has fully and properly performed the terms of this contract. However, Party B shall submit a written renewal request to Party A at least three months before the expiration of the lease term. The rent standard and conditions for renewal shall be determined by Party A based on the market conditions at that time. Both parties shall sign a separate renewal contract. If Party A does not receive Party B’s written renewal application within the said period, it shall be deemed that Party B has waived its priority for renewal, and this contract shall terminate upon expiration of the lease term.

Article 4 Rent and Its Payment Method, Payment Time

4.1 The first-year rent for the leased property is 88,254.84 yuan (RMB, the same below), which is equivalent to eight hundred and eighty-two hundred and fifty-four yuan and eighty-four cents. The daily rent is 5.70 yuan per square meter. The rent during the lease term of Party B shall be calculated using the (non-increasing) method. The specific annual rent standards are as follows:

From January 10, 2024, to January 9, 2025, the rent is 88,254.84 yuan.

The total rent is 88,254.84 yuan, equivalent to eight hundred and eighty-two hundred and fifty-four yuan and eighty-four cents. The amount excluding tax is 84,052.22 yuan, and the VAT amount is 4,202.62 yuan, with a VAT rate of 5%.

4.2 Rent Payment Method

The rent payment principle is “payment first, use later.” Party B shall pay Party A in cash or by check every half-year (year/half-year/quarter/month).

4.3 Rental Payment Time:

The date for Party B to pay the first rent to Party A is before January 10, 2024 (within three working days after signing the contract), with an amount of RMB 4,412,742 yuan, which is equivalent to Four Million Four Hundred Twelve Thousand Seven Hundred and Forty Two Yuan and Two Cents. After that, Party B shall pay the rent for the next lease term to Party A in accordance with the rent standard stipulated in Article 4.1, fifteen days before each rent payment period.

4.4 If Party B refuses to pay or delays in paying rent, performance bond, or other fees, it shall bear the corresponding breach of contract liability.

Article 5 Performance Bond

5.1 To ensure the performance of this contract and the integrity of the leased property and facilities, Party B shall pay to Party A a performance bond equivalent to two months’ rent, totaling RMB 18,063.86 yuan (in words: Eighteen Thousand and Sixty-three Yuan and Eighty-six Cents). The performance bond of RMB 18,063.86 yuan from the previous contract term may still be used for this contract term.

5.2 Party B shall not use the performance bond to offset any rent or other expenses payable to Party A during the lease term.

5.3 Use of the Performance Bond:

5.3.1 If Party B fails to pay rent or liquidated damages to Party A in accordance with this contract, Party A may deduct all or part of the performance bond to offset such amounts. Party A has the right to determine the order of deduction.

5.3.2 If Party B violates the provisions of this contract or its obligations under the property management legal relationship, causing damage to Party A or Party A’s property and equipment, Party A has the right to deduct the corresponding amount directly from the performance bond.

5.3.3 After Party A deducts or offsets the performance bond in accordance with this contract, if the remaining amount of the performance bond is less than the amount agreed in this contract, Party B shall, within seven days after receiving a written notice from Party A, replenish the performance bond to the standard agreed in this contract.

5.4 Upon termination of the lease relationship, if Party B has returned the leased property to Party A in accordance with this contract and paid all due fees as stipulated in the contract, Party A shall refund the paid performance bond to Party B without interest within ten days after Party B satisfies all the above conditions.

Article 6 Property Management

6.1 The leased property shall be subject to property management services provided by Beijing BAIC Zhongtai Property Management Co., Ltd.

6.2 Party B shall abide by the property management regulations. The property management regulations and related documents shall be attached as appendices to this contract.

6.3 During the lease term, the property management fees shall be paid by Party B. Party B shall pay the property management fees to Party A or the property management unit of the leased property in accordance with the property management fee standards stipulated in this contract. Party B shall not deduct the property management fees that it must pay for any reason. If Party A pays the property management fees to the property management unit due to Party B’s failure to pay in time, Party A has the right to recover the relevant expenses from Party B.

Article 7 Tax Responsibilities

7.1 Both parties shall bear their respective taxes and fees arising from the signing and performance of this contract in accordance with the relevant provisions of the country and Beijing Municipality, including but not limited to the costs of registration and filing of this lease contract and stamp tax.

7.2 Party B shall bear all expenses incurred from using the property since the date of delivery by Party A.

7.2.1 Property management fee: 1.3 yuan/day/square meter. Contract period: January 10, 2023, to January 9, 2024. Leased area: 42.42 square meters. Total property management fee: 20,128.32 yuan (in words: Twenty Thousand One Hundred Twenty-eight Yuan and Thirty-two Cents).

7.2.2 Cable TV subscription fee: Charged according to actual usage (per month).

7.2.3 Water fee: Charged according to the metered usage (per cubic meter).

7.2.4 Electricity fee: 1.05 yuan/kWh.

7.2.5 Gas fee: Charged according to the metered usage (per cubic meter).

7.2.6 Parking fee: If a parking space is needed, 600 yuan/month. Total number of parking spaces: [to be specified]. Total annual fee: [to be calculated]. Payment method and date are the same as the rent.

7.2.7 Air-conditioning usage fee: Not applicable.

7.2.8 Telephone line occupancy fee: Not applicable.

7.2.9 Internet usage fee: Charged by a third-party service provider based on actual usage.

7.2.10 Other fees: Heating fee at 45 yuan/square meter/heating season (subject to the notification standards of the heating company).

7.2.11 Both parties agree to execute the above-mentioned fees at the negotiated price standards. If there are any adjustments in national prices, both parties shall negotiate and make corresponding adjustments, and attach a supplementary clause.

7.3 Party A is responsible for collecting fees such as water, electricity, gas, and parking fees. Party B shall pay within three working days after receiving Party A’s payment notice. For overdue payments, Party B shall pay a late fee to Party A at a rate of 0.1% of the total overdue amount for each day of delay.

7.4 If Party B wastes water or electricity or uses an excessive amount without complying with national standards, the excess amount shall be charged at a higher rate according to national regulations, and Party B shall bear all corresponding penalty responsibilities (including but not limited to fines).

Article 8 Subleasing and Preemptive Right to Purchase

8.1 Without the written consent of Party A, Party B shall not sublease, transfer the leasehold right of the premises under this contract, exchange the leased premises with a third party’s leased premises, or allow a third party to use the leased premises. Otherwise, Party A has the right to terminate this contract early, recover the premises, and require Party B to pay a penalty equivalent to the performance bond. If the penalty paid by Party B is insufficient to cover Party A’s losses, Party B shall also compensate for the difference between the losses caused to Party A and the penalty.

8.2 Party B agrees to waive its preemptive right to purchase the premises. At any time during the lease term, without affecting Party B’s leasehold right, Party A may decide to sell the premises to a third party without prior notice to or consent from Party B.

8.3 Party B’s commitment to waive its preemptive right to purchase the premises during the lease term shall take effect from the date of signing this contract. If Party B subleases the premises after obtaining the written consent of Party A, Party B must ensure that the sublessee makes a written commitment to Party A to waive its preemptive right to purchase the premises.

Article 9 Delivery of the Leased Premises

9.1 Party B shall complete the handover procedures for the leased premises with Party A within three working days after signing this contract, agreeing to abide by the property management regulations, and paying the initial rent, performance bond, and other related fees to Party A in accordance with this contract.

Article 9 Delivery of the Leased Premises

9.1 Party B shall complete the handover procedures for the leased premises with Party A within three working days after signing this contract, agreeing to abide by the property management regulations, and paying the initial rent, performance bond, and other related fees to Party A in accordance with this contract.

9.2 If Party B fails to pay the initial rent, performance bond, and property management fees during the rent-free period before the lease commencement date stipulated in this contract due to its own reasons and is unable to complete the premises handover procedures, it shall be deemed that Party B has taken over the premises on the lease commencement date and the lease term shall be calculated from the lease commencement date. Party B shall bear the rent, property management fees, and other expenses as stipulated in this contract. The rent-free period and renovation period shall not be extended. If Party B fails to take over the premises within 10 working days without justified reasons and still fails to do so within a reasonable period after being notified by Party A, Party A has the right to unilaterally terminate this contract and require Party B to pay a penalty equivalent to the amount of the performance bond. If the penalty paid by Party B is insufficient to cover Party A’s losses, Party B shall also compensate for the difference between the losses caused to Party A and the penalty.

9.3 Party A must provide equipment and facilities that meet the requirements for the use of the leased premises, such as the central air-conditioning system, fire protection system, water, and electricity facilities, and ensure that the relevant equipment and facilities are in normal working condition upon Party B’s occupancy.

Article 10 Alteration, Extension, and Decoration of the Leased Premises

10.1 If Party B intends to alter or extend the leased premises during the lease term, the following agreements shall be observed:

10.1.1 Prior written consent from Party A must be obtained for any alteration or extension. Without such consent, Party B shall not alter or extend the leased premises. Otherwise, Party A has the right to require Party B to restore the premises to the condition agreed upon by Party A. If Party B fails to restore the premises within 20 days after being notified by Party A, Party A has the right to unilaterally terminate this contract and require Party B to pay a penalty equivalent to the amount of the performance bond. If the penalty paid by Party B is insufficient to cover Party A’s losses, Party B shall also compensate for the difference between the losses caused to Party A and the penalty.

10.1.2 All expenses for the alteration or extension shall be borne by Party B. Party B shall be responsible for handling the approval documents required during the alteration or extension process (including but not limited to construction project planning permits, construction commencement permits, completion acceptance records, and all related documents for water, electricity, and gas modifications). The related costs shall be borne by Party B. Party B must ensure that the altered or extended premises comply with relevant laws and regulations.

10.1.3 Party B shall be responsible for handling all matters related to the alteration or extension of the premises (including but not limited to engineering design, construction bidding, construction supervision, coordination with government departments, etc.).

10.1.4 Party B shall be fully responsible for any losses suffered by third parties or Party A due to the alteration or extension of the premises. If Party A compensates in advance, it has the right to recover the compensation from Party B.

10.1.5 The ownership of the altered or extended premises shall belong to Party A, and Party A is not required to pay any compensation to Party B.

10.2 When Party B performs any decoration or renovation inside or outside the leased premises during the lease term (including but not limited to interior decoration, partitioning, installation, replacement of equipment, and fixtures), the following regulations shall be observed:

10.2.1 Party B may proceed with the decoration or renovation only after obtaining the written consent of Party A. Without such consent, Party B shall not decorate or renovate the leased premises. Otherwise, Party A has the right to pursue Party B’s liability for breach of contract.

10.2.2 Party B shall decorate, renovate, or alter the leased premises only after obtaining approval from relevant government departments for its decoration design documents. Party B shall handle the application and approval procedures for planning, environmental protection, water and electricity modifications, fire safety, security, and other national regulations that may arise from its decoration and renovation. Related expenses shall be borne by Party B. Additionally, if regulations, departmental rules, or normative documents or notifications stipulate that decoration design documents must be submitted to government departments for approval or record-keeping, Party B shall handle the relevant fire safety and other authorities’ approval and record-keeping procedures for its decoration project according to the relevant regulations. If Party A’s cooperation is required, Party A may provide assistance.

10.2.3 Party B shall ensure that the decoration and renovation work on the premises is undertaken by a qualified construction company. Before commencing interior decoration, Party B shall submit the construction company’s construction qualifications, business license, and decoration plan to Party A for review.

10.2.4 Party B’s decoration and renovation of the premises shall comply with national laws, regulations, and industry standards. It shall also abide by the decoration regulations of the property manager, follow its management, and provide Party A with the approved construction design drawings for the decoration approved by the fire department.

10.2.5 During the decoration, renovation, and usage process, Party B shall not alter the main structure and load-bearing structure of the leased premises, nor expand the leased premises. Without the consent of Party A, Party B shall not make any modifications, changes, adjustments, or dismantlements to the main facilities and installations inside the building. Party A has the right to request Party B to restore it to the state agreed by Party A. If Party B fails to restore it within 20 days after being notified by Party A, Party A has the right to unilaterally terminate the contract and require Party B to pay a penalty equivalent to the amount of the performance bond. If the penalty paid by Party B is insufficient to cover Party A’s losses, Party B shall also compensate for the difference between the losses caused to Party A and the penalty. If Party A or a third party suffers losses due to Party B’s decoration, renovation, or usage of the leased premises, Party B shall compensate for the losses. If Party A compensates first, it has the right to recover the compensation from Party B.

10.2.6 If Party B needs to install or use any water and electricity equipment that exceeds the water and power capacity within the leased property, it shall obtain the consent of Party A, and Party B shall handle and bear all expenses on its own.

10.2.7 Party B shall ensure that the decoration and renovation are consistent with the overall image of the building or building complex where the leased premises are located, and shall not damage the appearance of the leased premises or the building and building complex in any way.

10.2.8 Party B shall ensure that its decoration and renovation projects comply with the property manager’s regulations for public areas and facilities, and shall not adversely affect the use of other residents or tenants in the area where the leased premises are located.

10.2.9 During the decoration, renovation, and alteration process, Party A has the right to conduct supervision and inspection. After the completion of the project, if government inspection is required by law, Party B shall be responsible for arranging the government inspection on its own. The leased premises can only be used after passing the inspection. In addition to obtaining the inspection approval documents from relevant departments, Party B shall also obtain Party A’s written confirmation of inspection approval.

10.3 In addition to bearing the costs required for application and approval procedures and decoration, renovation, and alteration expenses as stipulated in clause 10.2.2 of this contract, Party B shall also bear the following expenses:

10.3.1 Fines imposed by relevant departments due to Party B’s illegal construction.

10.3.2 Garbage disposal fees incurred by Party B’s construction.

10.3.3 Administrative fees related to landscaping, fire safety, and other related matters.

10.4 Disposal of decorations and additional equipment installed by Party B for the decoration and renovation of the leased premises shall be conducted according to the following regulations:

10.4.1 Upon the expiration of the lease term or the termination of this contract, if Party B has conducted any decoration, renovation, or modification without the consent of Party A, Party A has the right to request Party B to remove them. If the removal causes damage to the premises, Party B shall restore them to their original condition. Party B shall not request any compensation.

10.4.2 Upon the expiration of the lease term or the termination of this contract, if Party B has conducted any decoration, renovation, or modification with the consent of Party A, if Party A agrees to use them, they shall become the property of Party A without compensation; if Party A does not agree to use them, Party B shall promptly remove them. If the removal causes damage to the premises, Party B shall restore them to their original condition. Party B shall not request any compensation.

Article 11 Use, Maintenance, and Responsibility for Damages to the Leased Premises

11.1 Party B shall comply with the property management regulations and all relevant laws, regulations, and requirements that Party B is obligated to follow.

11.2 Party B shall ensure the reasonable use of the leased property and its facilities and equipment within the scope of its business operations:

11.2.1 Party B shall not damage the architectural structure, equipment, and facilities of the leased property.

11.2.2 Party B shall not store any prohibited items, flammable, explosive, or dangerous goods within the leased property.

11.2.3 Without the consent of Party A or the property manager, Party B shall not post, place, or display advertisements, signs, or notices on the doors, windows, exterior walls, roofs, corridors, passageways, elevator lobbies, or other public areas of the building.

11.2.4 Party B shall not take any actions that may unreasonably shorten the service life of the leased property’s buildings, equipment, and facilities.

11.2.5 Party B shall reasonably use the installations, equipment, and systems provided by Party A within the premises to avoid any man-made damage.

11.3 Obligations of Party A for maintenance and repairs include:

11.3.1 Party A shall conduct regular maintenance, repairs, servicing, and updates of the leased property and its equipment and facilities (including but not limited to the power distribution room, central air conditioning system, fire control center, etc.) to ensure their safe and normal use, and to meet the requirements stipulated by the state. However, Party A shall not be held responsible for any interruption of water, electricity, gas, or communication services caused by force majeure, government departments, public utility suppliers, or Party B’s own reasons.

11.3.2 During the lease term, Party A has the right to assign staff or property managers to enter Party B’s leased premises to inspect and repair public facilities when necessary, provided that Party B is notified beforehand (except in urgent situations). Party A also has the right to suspend the operation of any equipment or facility within Party B’s leased premises for inspection or repairs, with prior notification to Party B (except in urgent situations), without the need to compensate Party B.

If Party B refuses Party A’s staff entry into the leased premises for repairs without valid reasons after receiving Party A’s repair notification, resulting in losses for Party B, Party B shall bear the losses on its own. If Party B refuses to cooperate with the repair work, causing losses to Party A or a third party, Party B shall compensate accordingly.

11.3.3 If any part of the leased property or its equipment and facilities (excluding any equipment, facilities, or ordinary consumable items installed, decorated, or added by Party B) suffers damage or malfunction not due to Party B’s reasons, which affects its normal use or poses a safety hazard, Party B shall promptly notify Party A, and Party A shall promptly conduct repairs upon receiving Party B’s notification. If Party A refuses to conduct repairs, Party B may conduct the repairs itself, and the repair costs shall be borne by Party A, provided that Party B provides a formal invoice for the legitimate repair costs.

11.3.4 If Party B’s decoration, renovation, or other modifications prevent Party A from conducting inspections, repairs, updates, or remedial measures on the equipment and facilities, resulting in losses or expanded losses, Party B shall be responsible for these losses.

11.4 Obligations of Party B for maintenance and repairs include:

11.4.1 Party B shall be responsible for the maintenance, repairs, and replacements or additions of ordinary consumable items (such as light bulbs) within the leased premises and the equipment and facilities installed by Party B itself, and shall bear the related costs.

11.4.2 Party B shall reasonably use the installations, equipment, and public facilities (such as elevators, pipelines, lighting circuits, heating, air conditioning, fire alarm systems, etc.) within the leased premises and the surrounding area to avoid any man-made damage. If any part of the leased property or its equipment and facilities is damaged due to improper use or intentional destruction by Party B, Party B shall be responsible for the repairs and bear the corresponding costs. If Party B refuses to conduct repairs, Party A has the right to seek compensation from Party B after conducting the repairs. Furthermore, if such damage causes losses to Party A or third parties, Party B shall compensate accordingly.

11.4.3 If Party B’s actions lead to leaks of water, electricity, gas, or other related substances, or incidents that endanger public safety such as fires or explosions, Party B shall compensate Party A and third parties for any losses suffered, including personal injury and property damage.

Article 12 Responsibilities and Obligations of Both Parties

12.1 Responsibilities and Obligations of Party A:

12.1.1 Party A promises to have the right to lease the leased property specified in this contract.

12.1.2 Party A promises to handle the property handover procedures promptly and deliver the property to Party B.

12.1.3 Party A reserves the right to alter, repair, or temporarily close the main structure of the leased property or public areas within the leased area at any time during the lease term for the needs of public interest, after notifying Party B. Party A also reserves the right to replace the overall structure, layout, and arrangement of the aforementioned public areas or public parts. However, Party A’s exercise of these rights shall not affect Party B’s normal business operations.

12.1.4 Party A promises to comply with the provisions of Article 11.3 of this contract regarding the inspection and maintenance of the leased property.

12.1.5 Party A promises to comply with the fire safety obligations related to Party A in the “Tenant’s Fire Safety Responsibility Statement” attached to this contract as Attachment 3.

12.2 Responsibilities and Obligations of Party B:

12.2.1 Party B has understood the basic situation of the property and promises to use the leased property in accordance with the planned purpose stipulated in the contract. Party B promises to obtain all necessary government business licenses, permits, and approvals required for its business activities within the leased property on its own and ensure that all its business activities within the leased property comply with Chinese laws, regulations, other provisions issued by government departments, and the relevant provisions of Party A and the property management company regarding the leased property.

12.2.2 Unless otherwise explicitly stipulated in this contract, Party B shall not refuse to pay the rent, deposit, property management fees, and other related expenses payable to Party A under this contract for any reason.

12.2.3 Party B shall comply with the property management regulations and pay the property management fees as required in Article 6.3 of this contract. If Party B is dissatisfied with the property management services provided by the property management company, it has the right to file a complaint with Party A. Party A promises to require the property management company to improve, but Party B shall not use this as a reason to refuse to fulfill any responsibilities and obligations under this contract.

12.2.4 Party B shall comply with the provisions of this contract regarding expansion, reconstruction, and decoration.

12.2.5 Party B promises to reasonably utilize the leased property and its equipment and facilities. Without the written consent of Party A, Party B shall not alter, expand, or reconstruct the leased property, nor shall it change, modify, adjust, or dismantle the main facilities and installations within the building. Party B shall not install, stack, or hang any objects in the leased property that exceed the design load-bearing limit of the leased property.

Article 12.2.6 If the property suffers any damage, personal injury, fire, or other unexpected events, or if the property may be damaged, Party B shall immediately notify Party A or the property management company.

Article 12.2.7 Party B promises to comply with the fire safety obligations related to Party B in the “Tenant’s Fire Safety Responsibility Statement” attached to this contract as Attachment 3.

Article 12.2.8 Upon expiration of the lease term and without renewal, Party B shall return the leased property and Party A’s equipment and facilities to Party A in good condition after reasonable use, and remove all its items from the leased property.

Article 13 Changes, Termination, and Cancellation of the Lease Contract

Article 13.1 If there is a need to modify this contract, both parties shall sign a written supplementary agreement separately.

Article 13.2 Both parties agree that under any of the following circumstances during the lease term, this contract shall be terminated (the termination date shall be subject to the date specified in Party A’s written termination notice or the relevant announcement, and Party B has no objection to this), and both parties shall not be held liable to each other:

13.2.1 The land use right within the occupied area of the property is legally withdrawn.

13.2.2 The land and property are lawfully expropriated, demolished, vacated, or withdrawn by relevant agencies and departments due to social public interests, including but not limited to environmental improvement, comprehensive rectification, and removal of illegal buildings.

13.2.3 The property is included in the scope of housing demolition permit due to urban construction needs.

13.2.4 The property is damaged or lost due to force majeure, making it unusable, and the purpose of this contract cannot be achieved.

Article 13.3 This contract may be terminated early upon mutual agreement between both parties.

Article 13.4 Unless otherwise stipulated in this contract, under any of the following circumstances, Party A has the right to unilaterally terminate this contract and require Party B to pay a penalty equivalent to the amount of the performance bond to Party A. If the penalty paid by Party B is insufficient to cover Party A’s losses, Party B shall also compensate Party A for the difference between the losses and the penalty. If Party B causes losses to other third parties, Party B shall fully compensate the third parties for their losses:

13.4.1 Party B fails to receive the property within 10 working days without justifiable reasons and still fails to receive the property within a reasonable period after being urged by Party A.

13.4.2 Without the consent of Party A and approval from relevant departments, Party B changes the planned use of the property without authorization and refuses to restore the original planned use within a reasonable period.

13.4.3 Party B conducts illegal activities within the leased property.

13.4.4 Without Party A’s written consent, Party B sublets the property under this contract, transfers the leasehold right, exchanges the leased property with a third party, or allows a third party to use the property.

13.4.5 Without Party A’s written consent, Party B conducts unauthorized reconstruction, expansion, or decoration. Party B changes the main structure, load-bearing structure, adjusts, or removes major facilities and installations within the leased property.

13.4.6 If Party B violates the provisions of this contract by occupying or blocking public areas or facilities such as public passageways and fire safety passageways around the building, or conducts other actions that affect the normal office or business activities of Party A or other tenants, and fails to rectify the issue within 3 working days after Party A’s notification, or if similar situations occur again after rectification.

13.5 On the expiration date of this lease contract or within 15 days from the date of termination due to other reasons, Party B shall remove all movable property from the leased property. After consultation with Party A, any necessary demolition of decoration, fixtures, and equipment shall be completed, and the property under this contract shall be returned to Party A. If Party B refuses to move out or demolish, Party A has the right to take measures such as suspending water and electricity supply, preventing Party B from continuing to operate or use the property, and dispose of Party B’s movable and immovable property and equipment within the leased property without any compensation to Party B. Party A also has the right to require Party B to pay an occupancy fee (equivalent to 2 times the daily rent and property management fee) for each day of overdue occupation starting from the day after the agreed expiration date, and to bear related utility expenses, until Party B returns the leased property as required by this contract. If this causes Party A to pay penalties, agency fees, or other losses due to delayed delivery of the property to a new tenant, Party B shall compensate for all such losses.

13.6 Party B shall ensure that the returned building and its equipment and facilities are in good condition and free from damage, complying with the nature of the leased property. Party B shall sign a confirmation of return of the leased property with Party A. If Party B withdraws without signing the confirmation of return with Party A, it shall be deemed that Party B has forfeited the performance bond, and the performance bond shall be owned by Party A. If Party A needs to clean, rectify, repair, or replace the leased property or relevant equipment and facilities after Party B’s withdrawal to meet the return requirements, the reasonable expenses incurred shall be borne by Party B. During the aforementioned cleaning period, Party B shall also pay rent, property management fees, and related expenses according to the standards agreed in this contract. If the building or equipment and facilities are damaged due to Party B’s reasons, Party B shall be responsible for restoring them to their original state or paying the necessary costs for restoration.

Article 14 Termination and Subsequent Matters

14.1 During the lease term, if the contract is terminated due to the circumstances specified in clauses 13.2.1/2/4 of this contract, the rent and property management fees paid by Party B but not yet utilized shall be refunded to Party B by Party A without interest. Party B shall not demand compensation from the lessor for any benefits during the performed or unperformed lease term. Party B guarantees that any compensation for the sub-lessee or lower-tier lessee (if any) shall be borne by Party B, and Party A shall have no obligation to compensate. If the sub-lessee claims relevant rights from Party A, Party B shall bear the corresponding responsibility to Party A.

14.2 If the contract is terminated due to the circumstances specified in clause 13.2.3 of this contract, the rent and property management fees paid by Party B but not yet utilized shall be refunded to Party B by Party A without interest. After Party B vacates and returns the property to Party A, if the demolition party or relevant government departments provide compensation for the demolished or vacated property, the distribution shall be made according to the following rules:

14.2.1 Compensation for land and buildings shall be owned by Party A.

14.2.2 Operational compensation shall be distributed based on the proportion of the years used by Party B to the lease term specified in this contract. Specifically: Party A’s compensation portion = operational compensation × (years of use / lease term of this contract) × 100%; Party B’s compensation portion = operational compensation × (remaining years / lease term of this contract) × 100%.

14.2.3 All other compensation shall be owned by Party A. Party B guarantees that any compensation for the sub-lessee or lower-tier lessee (if any) shall be borne by Party B, and Party A shall have no obligation to compensate. If the sub-lessee claims relevant rights from Party A, Party B shall bear the corresponding responsibility to Party A.

Article 15 Change of Ownership

15.1 Party A has the right to dispose of the ownership of the leased property during the performance of this contract, including but not limited to sale, mortgage, and other actions. Party A promises that such disposal of the ownership of the property shall not affect the validity of this contract.

Article 15.2

If Party A transfers the property to a third party and issues a notice of transfer to Party B, Party B shall issue a confirmation letter as requested by Party A or the third party, confirming its intention to continue performing this contract and paying rent and other fees to the third party, or jointly sign a relevant agreement with the lessor and the third party for confirmation. Party B shall pay the rent to the assignee according to the name and account provided by Party A’s notice. Party B’s refusal or delay in issuing the aforementioned confirmation letter or signing the relevant agreement, or failure to pay rent to the assignee as notified by Party A, shall not affect the validity of Party A’s transfer of the property to the third party, and Party B shall bear the corresponding liability for breach of contract.

Article 16 Liability for Breach of Contract

16.1 During the lease term, any party that violates the relevant provisions of this contract shall bear the liability for breach of contract.

16.2 During the lease term, Party B shall not unilaterally terminate this contract without contractual agreement or statutory provisions. If Party B wishes to unilaterally terminate this contract, it shall obtain Party A’s written consent and agree to automatically forfeit the performance bond already paid, which shall be owned by Party A.

16.3 If Party B delays in paying rent, performance bond, or property management fees for less than ten days, it shall pay a penalty to Party A, which shall be one-thousandth of the total outstanding amount for each day of delay.

If Party B delays in paying the aforementioned fees for more than ten days or accumulates three such delays during the lease term, Party A shall have the right to:

(1) Terminate the contract.

(2) Require Party B to pay a penalty, which shall be five-thousandths of the total outstanding amount for each day of delay.

(3) Pursue Party B for unpaid fees.

Article 17 Force Majeure

17.1 Force Majeure refers to objective events that are unforeseeable, unavoidable, and insurmountable, including but not limited to war, typhoon, earthquake, embargo, strike, demonstration, mass incidents, government actions, and fires, explosions, etc., that occur not due to the reasons of Party A or Party B.

17.2 If a force majeure event occurs, resulting in the inability of any party to perform its contractual obligations due to the occurrence of such an event, such contractual obligations shall be suspended during the duration of the force majeure, and the performance period shall be automatically extended. Both parties shall not be held liable for breach of contract. However, if force majeure occurs after a party delays in performing its obligations, the liability for breach of contract of that party shall not be waived.

17.3 After the occurrence of a force majeure event, the party unable to perform the contract shall promptly notify the other party. In case of an emergency, the notification may be made within 3 days after the end of the force majeure event, and a third-party certificate proving the inability to perform the contract shall be provided within 10 days after the end of the force majeure event. Depending on the extent of the impact of the force majeure event on the performance of this contract, both parties may negotiate to determine whether to continue to perform this contract.

17.4 Each party shall bear its own losses caused by force majeure.

Article 18 Waiver of Rights

18.1 If Party A is aware of Party B’s breach of contract but still accepts the rent, it shall not be deemed as Party A waiving its right to pursue Party B for breach of contract remedies for any violation of the agreements to be observed and performed under this contract.

18.2 If Party B fails to pay the full amount of rent or other fees, and Party A accepts it, it shall not be deemed as Party A agreeing to Party B’s underpayment. Party A’s acceptance of insufficient payment does not affect its right to recover outstanding rent and arrears, nor does it affect its right to take other measures in accordance with this contract or the law.

18.3 Party A’s failure to pursue Party B for one or more instances of non-performance of Party B’s responsibilities or obligations under this contract does not constitute a waiver of Party A’s rights for Party B’s continuous or repeated non-performance. It also does not eliminate or affect Party A’s rights and compensation under this contract due to such continuous or subsequent non-performance or violation by Party B. Any action or inaction taken by Party A shall not constitute a waiver of its right to pursue Party B for breach of contract, unless Party A expressly waives its pursuit of Party B in writing.

Article 19 Applicable Law and Dispute Resolution

19.1 The formation, validity, interpretation, performance, and dispute resolution of this contract shall be governed by the laws of the People’s Republic of China.

19.2 If any disputes arise during the performance of this contract, both parties shall resolve them through friendly negotiations. If the negotiations fail, the parties may resolve the dispute through one of the following methods: ① Submit the dispute to the Beijing Arbitration Commission for arbitration; ② File a lawsuit with the people’s court where the property is located.

19.3 During the dispute resolution period, both parties shall continue to perform other terms of this contract, except for the matters causing the dispute.

Article 20 Notices

20.1 All notices related to this contract shall be in writing and sent to the following addresses and contacts of the respective parties:

Party A: [*****]

Contact Person: [*****]

Phone: [*****]

Party B: [*****]

Contact Person: [*****]

Phone: [*****]

20.2 Any notice sent in writing to the above address shall be deemed as delivered. If the notice is not received due to any reason, it shall be deemed as delivered three days after the other party sends it in writing to the above address.

20.3 If there is any change in the above notification address of any party, the party shall promptly notify the other party in writing; otherwise, the legal liability arising from this shall be borne by the party concerned.

Article 21 Supplementary Provisions

21.1 For any matters not covered in this contract, the parties may negotiate and sign a written supplementary contract, which shall be an integral part of this contract and have the same legal effect as this contract.

21.2 There are seven appendices attached to this contract, which are an integral part of this contract and have the same legal effect as this contract.

21.3 This contract shall take effect after being signed by the legal representatives or authorized representatives of both parties and stamped with the company seal or special contract seal.

21.4 This contract is made in seven copies, with Party A holding five copies and Party B holding two copies, all of which have the same legal effect.

Party A (with Stamp): [Company Stamp Affixed Here]

Legal Representative or Authorized Representative: /s/ Yi Xiao

Date:

Party B (with Stamp): [Company Stamp Affixed Here]

Legal Representative or Authorized Representative: /s/ Degang Hou

Date:

Attachments to this Contract are as follows (please delete those not included in the list):

(I) Location and Structure Diagram of the Leased Premises:

(II) Safety and Security Contract for Tenants:

(III) Tenant’s Responsibility Statement for Fire Safety:

(IV) List of Premises Renovation Standards, Facilities, and Equipment:

(V) Supplementary Clauses to the Lease Contract for Commercial Shops and Office Buildings:

(VI) Company’s Commitment to Operating in the Premises:

(VII) Commitment to Integrity.